Exhibit 6.32

RENEWAL MODIFICATION OF LICENSE AGREEMENT

This Third Modification (the "Modification") of License Agreement is entered into this 29th day of February, 2024, by and between **Taubman Cherry Creek Shopping Center, L.L.C., a Delaware limited liability company**, as Licensor, and **Impossible Kicks LLC**, as Licensee, is based on the following:

A. Licensor and Licensee did enter into a certain License Agreement, dated 10/13/2021 (the "Agreement"), for a retail business to be operated under the trade name **Impossible Kicks**, covering premises identified as Space **118,** Total Square Footage of Premises **3,575,** in the Regional Retail Development commonly known as **Cherry Creek**; and,

B. The parties desire to modify the Agreement in the manner hereinafter set forth.

NOW, THEREFORE, for and in consideration of the covenants herein contained and other good valuable consideration, the receipt and adequacy of which are acknowledged by each of the parties hereto, it is agreed as follows:

1. Effective **02/01/2024**, the License Period shall be extended to **02/28/2025**.

2. The Minimum Rent for the Extended License Period (payable on or before the first day of each month) shall be as follows:

   02/01/2024 To 02/28/2025 $30,000.00/Monthly

3. The Percentage Rent for the Extended License Period (payable no later than the date five (5) days following expiration of each month or partial month) shall be as follows:

   02/01/2024 To **02/28/2025** **9.00%** of Gross Sales in excess of **$333,333.00/Monthly**

   Licensee, at Licensee's sole cost and expense, shall 1) be required to use one of the following POS systems ("Sales System") at the Licensed Premises to record all transactions conducted in, on or from the Licensed Premises: Square, Shopify, Clover, Lightspeed, Vend, Hike or Toast, or GoDaddy/Poynt POS System(s) in accordance with the provision of this agreement; and 2) connect its Sales System to a sharing platform of a provider (the "Sales App") required by Licensor at the Shopping Center, if available, for the collection of all information relating to any transactions conducted in, on or from the Licensed Premises. Licensee hereby agrees that Licensor shall have the right to obtain the record of such transactions as prepared by the Sales App as well as a record of all Gross Sales resulting from business conducted in, on or from the Licensed Premises and shall have the right to bill Licensee and/or collect percentage rent, if applicable, based on such information. Licensee shall pay Licensor [a one-time setup fee of $103 for the foregoing service and] a monthly fee, which monthly fee shall be subject to annual increases capped at 3% per annum (the 2024 monthly fee is estimated to be $30.90).

4. Charges for the Extended License Period (payable on or before the first day of each month) shall be as follows:

Guesst Services	**02/01/2024**	To	**02/28/2025**	**$30.90/Monthly**
Ventilation & A/C	**02/01/2024**	To	**02/28/2025**	**$1,236.00/Monthly**
Water Charges	**02/01/2024**	To	**02/28/2025**	**$80.21/Monthly**

5. Licensor shall have the unconditional right to relocate Licensee, at Licensee's sole cost and expense, to an alternative location as designated by Licensor (the "Alternative Location") upon Thirty(30) days' prior written notice. In the event of relocation to the Alternative Location, Licensee shall be open for business and commence operating no later than Thirty(30) days' following the date Licensor notifies Licensee that the Alternative Location is available for Licensee's occupancy.

   Notwithstanding the foregoing, Licensee shall have the right to terminate the Licensee Agreement upon 90 days prior written notice to Licensor.

6. Licensee understands and agrees that Licensee's rights under this Agreement may be terminated at any time for any reason by Licensor upon Thirty(30) days' prior written notice to Licensee. Upon termination of this Agreement, Licensee shall remove all persons and items of its property from the Licensed Premises and shall vacate the Regional Retail Development. Licensee shall vacate the Licensed Premises on the date stated in the termination letter. If termination results from Licensor's need for Licensee's space, then a pro rata portion of the license fees paid will be refunded to Licensee. Licensor shall be entitled to re-enter the Licensed Premises after said date. After that time, Licensee shall have no right or claim to possession of the

Licensed Premises and Licensor may take appropriate measures to evict Licensee. In the event Licensee shall not remove its property from the Regional Retail Development by said date, then such property shall be deemed abandoned by Licensee and Licensor may dispose of the same without liability to Licensor. If Licensee fails to return all keys to the Licensed Premises to the Regional Retail Development Management upon Licensee's vacate date, a charge of Five Hundred Dollars ($500) will be deducted from Licensee's Security Deposit. If Licensee does not have a Security Deposit, Licensee will be charged a key replacement fee in the amount of Five Hundred Dollars ($500).

7. Licensee and its successors, heirs, assigns and representatives hereby expressly release Licensor, the Taubman Company LLC and their respective past, present and future representatives, beneficial owners, agents, affiliates and related entities from any and all claims, actions, causes of action, demands, costs, losses, expenses and suits of every conceivable kind, character and nature whatsoever, which Licensee now has, has had, or may have, whether known or unknown, which have accrued through the date of this Agreement relating to the License Agreement. This Modification of License Agreement and any exhibits attached hereto and the License Agreement referenced above, set forth all the covenants, promises, agreements, conditions and understandings between Licensor and Licensee concerning the Licensed Premises, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than those set forth in the License Agreement and as modified herein by this Modification of License Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one agreement. The counterparts of this Agreement may be executed and delivered by email, facsimile or other electronic transmission, by any of the parties, to any other party, and the receiving party may rely on the receipt of such document so executed and delivered by email, facsimile or other electronic means, as if the original had been received. Licensee has not relied upon any representation of Licensor or its agents, other than any items contained in the License Agreement and modified by this Modification of License Agreement as an inducement to enter into this Modification of License Agreement. Licensee specifically disclaims any reliance whatsoever upon public disclosures made by Licensor or Licensor's managing agent regarding any aspect of the Regional Retail Development. Except as expressly modified in this Modification of License Agreement, all of the terms, covenants and conditions of said License Agreement shall remain in full force and effect and are hereby ratified and confirmed. Licensee agrees that the terms of this Modification of License Agreement shall remain strictly confidential and shall not be disclosed to any other third party. Licensee will be considered in default of the License Agreement for any breach or disclosure of the terms of this Modification of License Agreement and Licensor shall exercise any and all rights available to it according to the terms of the Agreement.

EXECUTION/ACKNOWLEDGMENT

Licensor and Licensee have signed and sealed this Agreement as of the day and year first above written on page 1 of this Agreement.

The obligation of Licensee for payment of rent and charges under this License Agreement shall survive the expiration or earlier termination of the term of this License Agreement. Licensee covenants that neither Licensee nor any attorney or other representative for Licensee shall disclose the contents of this License Agreement to any other person or entity. Licensee shall be fully responsible for the actions of its attorneys and representatives. By its execution of this License Agreement, Licensee acknowledges and agrees that it has read this License Agreement, understands the contents hereof, and is signing this License Agreement as its own free act and deed, and as the free act and deed of their representatives signing on Licensee's behalf, without any persuasion or coercion by any person or entity, and with full advice of counsel.

DS
RG
____
Licensee's Initials

ACKNOWLEDGMENT OF LICENSEE

Impossible Kicks LLC

In the presence of:

____

____
Print name of witness:

____

____
Print name of witness:

Impossible Kicks LLC (LICENSEE)

By: Rod Granero
9F9E1C9FFF3A46F...

Rod Granero
____
Print name of person signing this Agreement:

Its: CFO

Licensee Tax ID/SSN:

Work Phone:**(203) 439-1093**
rgranero@impossiblekicks.com

STATE OF   COUNTY OF

On this ________day of ____________________________, ____, before me personally appeared ______________________________________, to me personally known, who, being by me duly sworn, did say that they are, respectively, the__________________________________ of the corporation/company/individual (referred herein as "Licensee") and which executed the within instrument on behalf of said Licensee and acknowledged before me said instrument to be the free act and deed of said corporation.

____
Notary Public

ACKNOWLEDGMENT OF LICENSOR

Taubman Cherry Creek Shopping Center, L.L.C., a Delaware limited liability company

In the presence of:

____

____
Print name of witness:

____

____
Print name of witness:

Taubman Cherry Creek Shopping Center, L.L.C., a Delaware limited liability company (Licensor)

By: Lori McGhee-Curtis
9140AFC13DAD4F6...

Lori McGhee-Curtis
____
Print name of person signing this Agreement:

Its: Authorized Signatory